EXHIBIT 99.7

CONTACT:	Nel Taylor
Chief Communication Officer
502/394-2100

RESCARE’S ARBOR E&T AWARDED
CINCINNATI-HAMILTON CO. OHIO “ONE-STOP”

LOUISVILLE, KY (March 14, 2005) — ResCare, Inc. (NASDAQ/NM:RSCR), the nation’s leading provider of residential, training, educational and support services for people with special needs, announced today that its subsidiary, Arbor Education and Training (Arbor E&T), has been awarded a contract by the Southwest Ohio Regional Workforce Investment Board to operate a “one-stop” program that will serve residents in the city of Cincinnati and in Hamilton County. The contract, which begins in April 2005, will generate approximately $7.9 million over 27 months. Arbor E&T will provide workforce development services to potential job seekers, including dislocated workers, economically disadvantaged adults and local employers. The program will serve approximately 7,500 people per year. Arbor E&T will partner with the Cincinnati-Hamilton County Community Action Agency and Mature Services, Inc. to deliver the services.

     “One-stop” programs are convenient service sites that enable job seekers and employers to receive government assistance, employment or training-related services at a single location.

     “ResCare has a long and excellent history of services in Ohio and the Cincinnati area,” said Ronald G. Geary, ResCare chairman, president and chief executive officer. “We’re happy to be able to expand our role in the Cincinnati market and provide services that will benefit people looking for jobs and serve as a resource to employers. Arbor E&T has a solid record of providing innovative and creative solutions to workforce issues that will serve Cincinnati and Hamilton County well.”

     ResCare, founded in 1974, offers services to some 34,000 people in 33 states, Washington, D.C., Puerto Rico and Canada. ResCare is a human service company that provides residential, therapeutic, job training and educational supports to people with developmental or other disabilities, to youth with special needs and to adults who are experiencing barriers to employment. The Company is based in Louisville, KY. More information about ResCare is available on the Company’s web site at http://www.rescare.com.

     The Company from time to time makes forward-looking statements in its public disclosures, including statements relating to revenues that might be expected from new or acquired programs and facilities, other statements regarding development and acquisition activities, statements regarding reimbursement under federal and state programs and statements regarding various trends favoring downsizing, deinstitutionalization and privatization of government programs. In the Company’s filings under the federal securities laws, including its annual, periodic and current reports, the Company identifies important factors that could cause the Company’s results to differ materially from those contained in such forward-looking statements. Reference is hereby made to such disclosures.

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